Subsidiaries

Subsidiary	Jurisdiction of Organization	Authorized Equity	Outstanding Equity
Glori Energy Technology Inc.	Delaware	1,000 shares of Common Stock	Glori Energy Inc. – 1,000 shares of Common Stock
Glori Holdings Inc.	Delaware	10,000 shares of Common Stock	Glori Energy Technology Inc. – 10,000 shares of Common Stock
Glori California Inc.	Delaware	1,000 shares of Common Stock	Glori Energy Technology Inc. – 1,000 shares of Common Stock
Glori Canada Ltd.	Alberta	Unlimited Common Shares	Glori Energy Technology Inc. – 100%
ООО Глори Энерджи	Russian Federation	N/A – expressed in terms of ownership percentage	Glori Energy Technology Inc. – 100%
Glori Energy Production Inc.	Texas	1,000 shares of Common Stock	Glori Holdings Inc. – 1,000 shares of Common Stock